PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Results of Special Meeting of Shareholders Relating to the Reorganization of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund with and into abrdn Global Infrastructure Income Fund

WHEATON, IL – (BUSINESS WIRE) – August 23, 2024 – First Trust Advisors L.P. (“FTA”) announced today the results of the special meeting of shareholders of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (NYSE: MFD) (the “Fund”) held on August 22, 2024.

Shareholders of MFD, a diversified, closed-end management investment company organized as a Massachusetts business trust, have approved the reorganization of MFD with and into abrdn Global Infrastructure Income Fund (“ASGI”), a diversified, closed-end management investment company organized as a Delaware statutory trust. As previously announced, the reorganization was approved by the Board of Trustees of MFD on October 23, 2023. Subject to the satisfaction of certain customary closing conditions, the reorganization of MFD into ASGI is expected to close on September 20, 2024, or as soon as practicable thereafter. No assurance can be given as to the exact closing of the transaction. Upon the completion of the reorganization, which is expected to be tax-free, the assets of MFD will be transferred to, and the liabilities of MFD will be assumed by, ASGI. The shareholders of MFD will receive shares of ASGI with a value equal to the aggregate net asset value of the shares of MFD held by them.

FTA is a federally registered investment advisor and serves as the investment advisor of the Fund. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $235 billion as of July 31, 2024, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, abrdn Asia Limited, and abrdn ETFs Advisors LLC.

Additional Information / Forward-Looking Statements

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of ASGI. An investor should carefully consider the investment objectives, risks, charges and expenses of ASGI before investing.

Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the funds managed by FTA and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, the Fund and ASGI undertake no responsibility to update publicly or revise any forward-looking statements.

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CONTACT: Jeff Margolin – (630) 517-7643

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CONTACT: Daniel Lindquist – (630) 765-8692

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CONTACT: Chris Fallow – (630) 517-7628

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SOURCE: First Trust Advisors L.P.